Exhibit 16.1

March 10, 2014

Linda Cvrkel

Branch Cheif

United States

Securities & Exchange Commission

Washington, D. C. 20549

RE: Bigfoot Project Investments, Inc.

Dear Ms. Cvrkel,

This letter is in response to your letter of March 4, 2014.   Concurrent with this letter an 8k disclosing the SEC’s denial of appearance privilege of Sam Kan & Company and appointment of a new auditor is being filed and the Company’s new auditor is re-auditing 2012.    Thus going forward no filings will be submitted which contain an audit report of Sam Kan & Company.

Very truly yours,

/s/ Carmine T. Biscardi

Carmine T. Biscardi

President